Exhibit 99.1

Guess?, Inc. Announces Retirement of Maurice Marciano from Board of Directors

LOS ANGELES—September 29, 2023— Guess?, Inc. (NYSE: GES) today announced that Maurice Marciano is retiring from the Company’s Board of Directors effective immediately.

Maurice Marciano co-founded Guess in 1981 and has continued to serve as a valued leader of the Company for over 40 years. During that time, he helped oversee Guess’ evolution from a small family business and denim pioneer into a global lifestyle brand.

“My brothers and I founded Guess based on a vision to create an iconic lifestyle brand that consumers around the globe would love,” said Maurice Marciano. “Today, I’m proud to say that we have turned that vision into a reality, in what has been an incredibly fulfilling journey for me personally. As the second largest shareholder of Guess, I’m grateful to the Board, to Paul, and to Carlos and the entire Guess family for their partnership and commitment to our brand, and I’m confident that the Company is well positioned to continue its success long into the future.”

Alex Yemenidjian, Chairman of the Board, commented, “Maurice is a true visionary of Guess and an industry giant. His early idea to manufacture designer jeans helped revolutionize the way customers connect with denim, and transformed Guess into a global company that now does business in over 100 countries. On behalf of our Board and our management team, I want to thank Maurice for his contributions and commitment to Guess and to recognize the incredible impact he has had on the fashion industry. We wish Maurice the very best and know that his legacy will continue on for many generations to come.”

About GUESS?, Inc.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of July 29, 2023, the Company directly operated 1,023 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 546 additional retail stores worldwide. As of July 29, 2023, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Contacts
Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578